Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On November 30, 2020, Alcoa Corporation (the “Company”) entered into an agreement to sell (the “Sale”) its rolling mill (the “Warrick Rolling Mill”), held by Alcoa Warrick LLC, to Kaiser Aluminum Corporation (“Kaiser”) for total consideration of approximately $670 million, which includes $587 million in cash and the assumption of $83 million in other postretirement benefit liabilities. The Sale is expected to close by the end of the first quarter of 2021 and is subject to customary closing conditions. There can be no guarantee that the Sale will be completed. The assets and liabilities of the Warrick Rolling Mill were classified as held for sale in the Company’s consolidated balance sheet as of December 31, 2020.

The following unaudited pro forma condensed consolidated financial information is based on historical consolidated financial statements adjusted to give effect to the Sale. The unaudited pro forma condensed consolidated statement of operations has been prepared as if the Sale occurred on January 1, 2020 and the unaudited pro forma condensed consolidated balance sheet has been prepared as if the Sale occurred on December 31, 2020. The assumptions and estimates underlying the unaudited transaction accounting adjustments to the Company’s historical consolidated financial information are described in the accompanying notes, which should be read together with the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information reflects certain assumptions and adjustments that the Company’s management believes are reasonable under the circumstances and as of the date of this Current Report on Form 8-K. The unaudited pro forma condensed consolidated financial information reflects adjustments that, in the opinion of the Company’s management, are necessary to present fairly the pro forma balance sheet as of December 31, 2020 and results of operations for the year ended December 31, 2020.

The unaudited pro forma condensed consolidated financial information has been provided for informational purposes only and does not purport to project the future financial position or operating results that the Company would have reported had the Sale been completed as of the dates set forth in this unaudited pro forma condensed consolidated financial information, and is not necessarily indicative of the future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial information and actual amounts. These preliminary assumptions and estimates are subject to change upon the actual closing of the Sale.

The unaudited pro forma condensed consolidated financial information should be read together with the Company’s historical financial statements and the notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Alcoa Corporation and subsidiaries

Pro Forma Statement of Condensed Consolidated Operations (unaudited)

(dollars in millions, except per-share amounts)

	December 31, 2020
	Registrant Historical	Transition Accounting Adjustments	Notes	Pro Forma
Sales	$9,286	$(793)	(a)	$8,493
Cost of goods sold (exclusive of expenses below)	7,969	(689)	(b)	7,280
Selling, general administrative, and other expenses	206	(12)	(c)	194
Research and development expenses	27	(2)	(d)	25
Provision for depreciation, depletion, and amortization	653	(27)	(e)	626
Restructuring and other charges, net	104	—		104
Interest expense	146	—		146
Other expenses (income), net	8	(41)	(f)	(33)

Total costs and expenses	9,113	(771)		8,342
Income (loss) before income taxes	173	(22)		151
Provision for income taxes	187	—	(g)	187

Net loss	(14)	(22)		(36)
Less: Net income attributable to noncontrolling interest	156	—		156

NET LOSS ATTRIBUTABLE TO ALCOA CORPORATION	$(170)	$(22)		$(192)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA CORPORATION COMMON SHAREHOLDERS:
Basic:
Net loss	$(0.91)			$(1.03)
Average number of shares	185,875,964			185,875,964
Diluted:
Net loss	$(0.91)			$(1.03)
Average number of shares	185,875,964			185,875,964

Alcoa Corporation and subsidiaries

Pro Forma Statement of Condensed Consolidated Balance Sheet (unaudited)

(dollars in millions, except per-share amounts)

	December 31, 2020
	Registrant Historical	Transition Accounting Adjustments	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,607	$500	(h)	$2,107
Receivables from customers	471	—		471
Other receivables	85	—		85
Inventories	1,398	—		1,398
Assets held for sale	648	(648)	(i)	—
Fair value of derivative instruments	21	—		21
Prepaid expenses and other current assets	290	—		290

Total current assets	4,520	(148)		4,372

Properties, plants, and equipment	20,522	—		20,522
Less: accumulated depreciation, depletion, and amortization	13,332	—		13,332

Properties, plants, and equipment, net	7,190	—		7,190

Investments	1,051	—		1,051
Deferred income taxes	655	—		655
Other noncurrent assets	1,444	—		1,444

Total assets	$14,860	$(148)		$14,712

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,403	$—		$1,403
Accrued compensation and retirement costs	395	—		395
Taxes, including income taxes	91	—		91
Fair value of derivative instruments	103	—		103
Liabilities held for sale	242	(242)	(i)	—
Other liabilities	525	8	(j)	533
Long-term debt due within one year	2	—		2

Total current liabilities	2,761	(234)		2,527

Long-term debt, less amount due within one year	2,463	—		2,463
Accrued pension benefits	1,492	—		1,492
Accrued other postretirement benefits	744	—		744
Asset retirement obligations	625	—		625
Environmental remediation	293	—		293
Fair value of derivative instruments	742	—		742
Noncurrent income taxes	209	—		209
Other noncurrent liabilities and deferred credits	515	55	(k)	570

Total liabilities	9,844	(179)		9,665

EQUITY
Alcoa Corporation shareholders’ equity:
Common stock	2	—		2
Additional capital	9,663	—		9,663
Retained earnings (deficit)	(725)	31	(l)	(694)
Accumulated other comprehensive loss	(5,629)	—		(5,629)

Total Alcoa Corporation shareholders’ equity	3,311	31		3,342

Noncontrolling interest	1,705	—		1,705

Total equity	5,016	31		5,047

Total liabilities and equity	$14,860	$(148)		$14,712

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in millions, except per share information)

Note 1 — Basis of Presentation

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma adjustments. The pro forma condensed consolidated financial information does not necessarily reflect what the Company’s financial condition or results of operations would have been had the Sale occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 – Pro Forma Adjustments

(a)

Represents the net impact to sales as a result of the Sale by removing $1,115 of historical third-party sales and adding $322 of new third-party sales of power and metal based on sales agreements with Kaiser.

(b)

Represents the net impact to cost of goods sold as a result of the Sale by removing $1,025 related to historical cost of goods sold and adding $336 of cost of goods sold related to new power and metal sales to Kaiser.

(c)	Represents the removal of selling, general administrative, and other expenses.

(d)	Represents the removal of research and development expenses.

(e)	Represents the removal of provision for depreciation, depletion and amortization.

(f)	Represents the removal of other expenses of $10 and the recognition of an estimated gain on the Sale of $31.

(g)

There is no income tax impact related to the pro forma adjustments for the year ended December 31, 2020. Alcoa Warrick LLC, the United States legal entity holding the Warrick Rolling Mill, has a full valuation allowance and has sufficient net operating losses to offset the estimated gain to be recorded upon the closing of the Sale.

(h)	Represents the cash proceeds from the Sale of $587 less $87 for initial site separation and transaction costs, as well as working capital adjustments.

(i)	Represents the removal of assets and liabilities held for the Sale as of December 31, 2020.

(j)	Represents the recognition of a liability for transaction costs not paid at the closing of the Sale.

(k)	Represents the recognition of additional obligations related to site separation costs which will be paid after the closing of the Sale.

(l)	Represents the recognition of the estimated gain upon the closing of the Sale.